COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION,
OR 80 CENTS PER SHARE, UP 10 PERCENT FROM FIRST QUARTER 2014
Average Loan Increase of $1.7 Billion and Fee Income Growth
Drive Revenue Increase of $18 Million Over First Quarter 2014
Continued to Maintain Strong Capital Ratios
While Returning $95 Million to Shareholders
DALLAS/July 15, 2014 -- Comerica Incorporated (NYSE: CMA) today reported second quarter 2014 net income of $151 million, compared to $139 million for the first quarter 2014 and $143 million for the second quarter 2013. Earnings per diluted share were 80 cents for the second quarter 2014, compared to 73 cents for the first quarter 2014 and 76 cents for the second quarter 2013.

(dollar amounts in millions, except per share data)	2nd Qtr '14		1st Qtr '14	2nd Qtr '13
Net interest income (a)	$416		$410	$414
Provision for credit losses	11		9	13
Noninterest income	220		208	222
Noninterest expenses	404		406	416
Provision for income taxes	70		64	64

Net income	151		139	143

Net income attributable to common shares	149		137	141

Diluted income per common share	0.80		0.73	0.76

Average diluted shares (in millions)	186		187	187

Tier 1 common capital ratio (c)	10.49%	(b)	10.58%	10.43%
Basel III common equity Tier 1 capital ratio (c) (d)	10.2		10.3	10.1
Tangible common equity ratio (c)	10.39		10.20	10.04

(a)
Included accretion of the purchase discount on the acquired loan portfolio of $10 million, $12 million and $7 million in the second quarter 2014, first quarter 2014 and second quarter 2013, respectively.

(b)	June 30, 2014 ratio is estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Estimated ratios based on the standardized approach in the final rule, as fully phased-in, and excluding most elements of accumulated other comprehensive income (AOCI).

"We recorded a 10 percent increase in earnings per share compared to the first quarter, a solid performance given this competitive and persistently low-rate environment," said Ralph W. Babb Jr., chairman and chief executive officer. "We continue to be focused on growing the bottom line by carefully managing the things we can control, such as expanding customer relationships, maintaining expense discipline as well as credit quality, all the while taking a prudent, conservative approach to capital.

“With higher customer-driven fee income and broad-based loan growth, revenue increased more than 3 percent from the first quarter.  Average loans were up $1.7 billion, or 4 percent, compared to the first quarter, and period-end loans were up $1.4 billion, or 3 percent, with notable growth in virtually every business line. Average deposits were up $614 million to $53.4 billion. Credit quality continued to be strong, noninterest expenses decreased slightly, and our solid capital position continues to support our growth.

“We attribute these results to continued improvements in the economy, reflected particularly in the loan growth in Texas and California, as well as our expertise in faster growing business lines and consistent focus on relationships. Looking ahead, macro-economic conditions appear to be favorable. The market is competitive, however, we are confident in our ability to add new customer relationships and expand existing ones while maintaining our credit pricing and structure discipline.”

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 2

Second Quarter 2014 Compared to First Quarter 2014

•
Average total loans increased $1.7 billion, or 4 percent, to $46.7 billion, primarily reflecting an increase of $1.5 billion, or 5 percent in commercial loans. The increase in commercial loans was reflected in almost every line of business, led by increases in Mortgage Banker Finance ($433 million), National Dealer Services ($290 million), Energy ($229 million), and Technology and Life Sciences ($200 million). Period-end total loans increased $1.4 billion, or 3 percent, to $47.9 billion, primarily reflecting a $1.2 billion, or 4 percent, increase in commercial loans.

•
Average total deposits increased $614 million, or 1 percent, to $53.4 billion, reflecting an increase in noninterest-bearing deposits of $775 million, partially offset by a decrease in total interest-bearing deposits of $161 million. Period-end deposits increased $420 million, to $54.2 billion.

•
Net interest income increased $6 million, or 2 percent, to $416 million in the second quarter 2014, compared to $410 million in the first quarter 2014, primarily due to an increase in loan volumes, partially offset by a decrease in yields.

•
The provision for credit losses increased $2 million to $11 million in the second quarter 2014, primarily reflecting increases in both loan volume and commitments. Net charge-offs were $9 million, or 0.08 percent of average loans, in the second quarter 2014.

•	Noninterest income increased $12 million to $220 million in the second quarter 2014, primarily as a result of increases in several customer-driven fee categories.

•
Noninterest expenses decreased $2 million to $404 million in the second quarter 2014, primarily reflecting a $7 million decrease in salaries and benefits expense, partially offset by increases in software expense, operational losses and outside processing fees.

•	Capital remained solid at June 30, 2014, as evidenced by an estimated Tier 1 common capital ratio of 10.49 percent and a tangible common equity ratio of 10.39 percent.

•
Comerica repurchased approximately 1.2 million shares of common stock during second quarter 2014 under the repurchase program. Together with dividends of $0.20 per share, $95 million was returned to shareholders.

Second Quarter 2014 Compared to Second Quarter 2013

•
Average total loans increased $1.8 billion, or 4 percent, primarily reflecting an increase of $1.5 billion, or 5 percent, in commercial loans. The increase in total loans was driven by increases in almost all lines of business, partially offset by a decrease in Mortgage Banker Finance ($496 million).

•	Average total deposits increased $1.9 billion, or 4 percent, driven by an increase in noninterest-bearing deposits of $1.9 billion, or 9 percent.

•
Net income increased $8 million, or 5 percent, primarily reflecting a reduction in pension expense, largely due to changes in actuarial assumptions. Total revenue was stable despite the impact of the prolonged low-rate environment, and expenses were controlled.

Net Interest Income

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income	$416	$410	$414

Net interest margin	2.78%	2.77%	2.83%

Selected average balances:
Total earning assets	$60,148	$59,916	$58,928
Total loans	46,725	45,075	44,893
Total investment securities	9,364	9,282	9,793
Federal Reserve Bank deposits (excess liquidity)	3,801	5,311	3,968

Total deposits	53,384	52,770	51,448
Total noninterest-bearing deposits	24,011	23,236	22,076

•	Net interest income increased $6 million to $416 million in the second quarter 2014, compared to the first quarter 2014.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 3

◦
Interest on loans increased $9 million, primarily reflecting the benefit from an increase in loan balances ($12 million) and one additional day in the quarter ($4 million), partially offset by decreases in interest collected on nonaccrual loans from an elevated first quarter 2014 amount ($2 million) and accretion of the purchase discount on the acquired loan portfolio ($2 million), as well as lower loan yields ($3 million).

◦
Interest on investment securities decreased $2 million, primarily reflecting a decrease in the retrospective adjustment to premium amortization on mortgage-backed investment securities due to the slowing of expected future prepayments, compared to the first quarter 2014.

◦	Income from short-term investments declined $1 million, largely as a result of a decrease in excess liquidity.

•
The net interest margin of 2.78 percent increased 1 basis point compared to the first quarter 2014. The increase in net interest margin was primarily due to the impact of a decrease in excess liquidity (+6 basis points), partially offset by decreases in interest collected on nonaccrual loans (-1 basis points) and the accretion of the purchase discount on the acquired loan portfolio (-1 basis point), as well as lower loan yields (-2 basis points) and lower yields on mortgage-backed investment securities (-1 basis point).

•
Average earning assets increased $232 million, to $60.1 billion in the second quarter 2014, compared to the first quarter 2014, primarily reflecting an increase of $1.7 billion in average loans, largely offset by a decrease of $1.5 billion in excess liquidity.

Noninterest Income
Noninterest income increased $12 million to $220 million for the second quarter 2014, compared to $208 million for the first quarter 2014, largely due to an increase in customer-driven fees. The $9 million increase in customer-driven fee income was primarily due to increases of $3 million each in commercial lending fees and foreign exchange income, as well as smaller increases in several other customer-driven fee categories. Noncustomer-driven income increased $3 million, primarily due to increases in income from warrants and bank-owned life insurance.
Noninterest Expenses
Noninterest expenses decreased $2 million to $404 million for the second quarter 2014, compared to $406 million for the first quarter 2014, primarily reflecting a $7 million decrease in salaries and benefits expense as well as smaller decreases in several other noninterest expense categories, partially offset by increases of $3 million each in software expense and operational losses, and $2 million in outside processing fees. The $7 million decrease in salaries and benefits expense primarily reflected seasonal decreases in payroll taxes and share-based compensation expense, partially offset by the full quarter impact of merit increases and one more day in the second quarter.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 4

Credit Quality

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net credit-related charge-offs	$9	$12	$17
Net credit-related charge-offs/Average total loans	0.08%	0.10%	0.15%

Provision for credit losses	$11	$9	$13

Nonperforming loans (a)	347	338	471
Nonperforming assets (NPAs) (a)	360	352	500
NPAs/Total loans and foreclosed property	0.75%	0.76%	1.10%

Loans past due 90 days or more and still accruing	$7	$10	$20

Allowance for loan losses	591	594	613
Allowance for credit losses on lending-related commitments (b)	42	37	36
Total allowance for credit losses	633	631	649

Allowance for loan losses/Period-end total loans	1.23%	1.28%	1.35%
Allowance for loan losses/Nonperforming loans	170	176	130

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Nonaccrual loans increased $9 million, to $326 million at June 30, 2014, compared to $317 million at March 31, 2014.

•	Criticized loans increased $49 million, to $2.2 billion at June 30, 2014, compared to $2.1 billion at March 31, 2014.

•	During the second quarter 2014, $53 million of borrower relationships over $2 million were transferred to nonaccrual status, an increase of $34 million from the first quarter 2014.
Balance Sheet and Capital Management
Total assets and common shareholders' equity were $65.3 billion and $7.4 billion, respectively, at June 30, 2014, compared to $65.7 billion and $7.3 billion, respectively, at March 31, 2014.
There were approximately 181 million common shares outstanding at June 30, 2014. Comerica increased the quarterly dividend by 1 cent, or 5 percent, to $0.20 per share in the second quarter 2014. Share repurchases of $59 million (1.2 million shares), combined with dividends, returned 63 percent of second quarter 2014 net income to shareholders.
In the second quarter 2014, Comerica issued $350 million of 2.125% senior notes due in May 2019 and announced the intention to call $150 million of subordinated notes, at par, on July 15, 2014. The subordinated notes, originally due in July 2024, had a carrying value of $182 million at June 30, 2014, which will result in a gain in the third quarter 2014 of approximately $32 million.
Comerica's tangible common equity ratio was 10.39 percent at June 30, 2014, an increase of 19 basis points from March 31, 2014. The estimated Tier 1 common capital ratio decreased 9 basis points, to 10.49 percent at June 30, 2014, from March 31, 2014. The estimated common equity Tier 1 ratio under fully phased-in Basel III capital rules and excluding most elements of AOCI was 10.2 percent percent at June 30, 2014.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 5

Full-Year 2014 Outlook
Management expectations for full-year 2014, compared to 2013, assumes a continuation of the current economic and low-rate environment and excludes the approximately $32 million gain on the July 2014 early redemption of debt, which is viewed as non-core.

•
Moderate growth of 4 percent to 6 percent in average loans. Range reflects growth in the first half along with possible outcomes in the second half of 2014 in both seasonal declines in National Dealer Services and Mortgage Banker Finance as well as growth in our remaining business lines, which slowed throughout the second quarter.

•
Net interest income modestly lower, reflecting a decline in purchase accounting accretion, to $25 million to $30 million, and the effect of continued pressure from the low-rate environment, approximately offset by loan growth.

•	Provision for credit losses and net charge-offs stable. Increases to the allowance for credit losses due to loan growth offset by continued strong credit quality.

•	Noninterest income modestly lower, reflecting stable customer-driven fee income and lower noncustomer-driven income.

•	Noninterest expenses lower, reflecting lower litigation-related expenses and a more than 50 percent decrease in pension expense, to about $39 million.

•	Income tax expense to approximate 32 percent of pre-tax income.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at June 30, 2014 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2014 results compared to first quarter 2014.
In the second quarter 2014, Comerica enhanced the approach used to determine the standard reserve factors used in estimating the allowance for credit losses, which had the effect of capturing certain elements in the quantitative component of the reserve that had formerly been included in the qualitative assessment. The impact of the change was largely neutral to the total allowance for loan losses at June 30, 2014. However, because standard reserves are allocated to the segments at the loan level, while qualitative reserves are allocated at the portfolio level, the impact of the methodology change on the allowance of each segment reflected the characteristics of the individual loans within each segment's portfolio, causing segment reserves to increase or decrease accordingly.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	2nd Qtr '14		1st Qtr '14		2nd Qtr '13
Business Bank	$195	82%	$198	85%	$207	85%
Retail Bank	15	6	9	4	11	5
Wealth Management	28	12	26	11	24	10
	238	100%	233	100%	242	100%
Finance	(91)		(92)		(98)
Other (a)	4		(2)		(1)
Total	$151		$139		$143
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$376	$371	$372
Provision for credit losses	32	16	10
Noninterest income	95	87	94
Noninterest expenses	143	146	147
Net income	195	198	207

Net credit-related charge-offs	7	11	11

Selected average balances:
Assets	37,467	35,896	36,014
Loans	36,529	34,927	34,955
Deposits	27,382	27,023	25,987

•	Average loans increased $1.6 billion, reflecting increases in almost every line of business, led by Mortgage Banker Finance, National Dealer Services, Energy, and Technology and Life Sciences.

•	Average deposits increased $359 million, primarily reflecting increases in general Middle Market and Corporate Banking.

•
Net interest income increased $5 million, primarily due to the benefit provided by an increase in average loans and one additional day in the quarter, partially offset by lower loan yields and a decrease in purchase accounting accretion.

•
The provision for credit losses increased $16 million, primarily due to the enhancements to the approach utilized to determine the allowance for credit losses discussed above, as well as an increase in loan balances.

•	Noninterest income increased $8 million, primarily due to increases in commercial lending fees, warrant income and small increases in several other categories.

•	Noninterest expenses decreased $3 million, primarily due to a decrease in litigation-related expenses.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 7

Retail Bank

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$149	$146	$154
Provision for credit losses	(4)	2	5
Noninterest income	41	41	46
Noninterest expenses	171	171	178
Net income	15	9	11

Net credit-related charge-offs	4	4	4

Selected average balances:
Assets	6,051	6,052	5,962
Loans	5,385	5,381	5,271
Deposits	21,648	21,361	21,241

•	Average deposits increased $287 million, primarily reflecting an increase in noninterest-bearing deposits.

•
Net interest income increased $3 million, primarily due to an increase in net funds transfer pricing (FTP) credits, largely due to the increase in average deposits, and the impact of one additional day in the quarter.

•
The provision for credit losses decreased $6 million, primarily reflecting a benefit from the enhancements to the approach utilized to determine the allowance for credit losses discussed above and improvements in credit quality.

Wealth Management

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$46	$46	$46
Provision for credit losses	(9)	(8)	(3)
Noninterest income	67	64	65
Noninterest expenses	79	78	77
Net income	28	26	24

Net credit-related (recoveries) charge-offs	(2)	(3)	2

Selected average balances:
Assets	4,996	4,939	4,828
Loans	4,811	4,767	4,667
Deposits	3,827	3,816	3,701

•	Average loans increased $44 million, primarily due to an increase in Private Banking.

•	Noninterest income increased $3 million, primarily reflecting small increases in several categories.

•	Noninterest expenses increased $1 million, as an increase in litigation-related expenses was partially offset by a decrease in allocated corporate overhead expenses.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at June 30, 2014 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	2nd Qtr '14		1st Qtr '14		2nd Qtr '13
Michigan	$80	34%	$68	29%	$77	32%
California	63	26	63	27	65	27
Texas	36	15	46	20	46	19
Other Markets	59	25	56	24	54	22
	238	100%	233	100%	242	100%
Finance & Other (a)	(87)		(94)		(99)
Total	$151		$139		$143
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $9 million, $615 million and $602 million in Michigan, California and Texas, respectively. The increases in average loans in California and Texas were broad-based, with increases in nearly all business lines. California was led by an increase in National Dealer Services, while the increase in Texas was led by Energy.

•
Average deposits increased $52 million in Michigan, primarily due to an increase in Retail Banking, partially offset by decreases in general Middle Market and Corporate Banking. In California, average deposits increased $588 million, primarily reflecting increases in general Middle Market and Corporate Banking, partially offset by a decrease in Technology and Life Sciences. The decrease in Texas of $151 million was primarily due to a decrease in general Middle Market.

•
Net interest income increased $4 million in California and $1 million in Texas, and decreased $1 million in Michigan. The increases in California and Texas primarily reflected the benefit from an increase in average loans and one additional day in the quarter, partially offset by a decline in loan yields. Texas was also impacted by a decrease in accretion on the acquired loan portfolio.

•
The provision for credit losses increased $16 million in Texas and $3 million in California, and decreased $12 million in Michigan. The impact of the enhancements to the approach utilized to determine the allowance for credit losses, as previously discussed in the Business Segment section, resulted in increased reserves in California, were largely neutral to Texas and reduced reserves in Michigan. The increase in Texas was primarily due to an increase in loan balances and risk rating downgrades on two specific credits. California's increase was primarily due to an increase in loan balances and increased reserves on two credits. Credit quality in Texas and California continues to be very strong. Improved credit quality and a reduction in loan balances contributed to the decline in the Michigan reserve.

•
Noninterest income increased $7 million and $5 million in Michigan and California, respectively, and was stable in Texas. Warrant income increased in California, and there were small increases in several other noninterest income categories in both markets.

•
Noninterest expenses increased $5 million in California, primarily due to increases in litigation-related expenses and operational losses. In Michigan and Texas, noninterest expenses declined $2 million and $1 million, respectively.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 9

Michigan Market

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$182	$183	$187
Provision for credit losses	(9)	3	(4)
Noninterest income	94	87	88
Noninterest expenses	159	161	161
Net income	80	68	77

Net credit-related charge-offs (recoveries)	10	—	4

Selected average balances:
Assets	13,851	13,819	14,022
Loans	13,482	13,473	13,598
Deposits	20,694	20,642	20,159
California Market

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$176	$172	$173
Provision for credit losses	14	11	7
Noninterest income	39	34	36
Noninterest expenses	101	96	100
Net income	63	63	65

Net credit-related charge-offs (recoveries)	5	10	12

Selected average balances:
Assets	15,721	15,133	14,155
Loans	15,439	14,824	13,912
Deposits	15,370	14,782	14,671
Texas Market

(dollar amounts in millions)	2nd Qtr '14	1st Qtr '14	2nd Qtr '13
Net interest income (FTE)	$137	$136	$131
Provision for credit losses	22	6	6
Noninterest income	31	31	34
Noninterest expenses	89	90	89
Net income	36	46	46

Net credit-related charge-offs	2	6	(3)

Selected average balances:
Assets	11,661	11,070	10,886
Loans	10,966	10,364	10,179
Deposits	10,724	10,875	10,187
Conference Call and Webcast
Comerica will host a conference call to review second quarter 2014 financial results at 7 a.m. CT Tuesday, July 15, 2014. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 61649842). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas,

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 10

Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS SECOND QUARTER 2014 NET INCOME OF $151 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” "projects," "models" and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; volatility and disruptions in global capital and credit markets; changes in Comerica's credit rating; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers; operational difficulties, failure of technology infrastructure or information security incidents; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Brittany L. Butler
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in millions, except per share data)	2014	2014	2013	2014	2013
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.80	$0.73	$0.76	$1.54	$1.46
Cash dividends declared	0.20	0.19	0.17	0.39	0.34

Average diluted shares (in thousands)	186,108	186,701	186,998	186,402	187,219
KEY RATIOS
Return on average common shareholders' equity	8.27%	7.68%	8.23%	7.97%	7.95%
Return on average assets	0.93	0.86	0.90	0.90	0.87
Tier 1 common capital ratio (a) (b)	10.49	10.58	10.43
Tier 1 risk-based capital ratio (b)	10.49	10.58	10.43
Total risk-based capital ratio (b)	12.50	13.00	13.29
Leverage ratio (b)	10.93	10.85	10.81
Tangible common equity ratio (a)	10.39	10.20	10.04
AVERAGE BALANCES
Commercial loans	$29,890	$28,362	$28,393	$29,130	$28,225
Real estate construction loans	1,913	1,827	1,453	1,871	1,384
Commercial mortgage loans	8,749	8,770	9,192	8,759	9,295
Lease financing	850	848	855	849	856
International loans	1,328	1,301	1,262	1,315	1,272
Residential mortgage loans	1,773	1,724	1,602	1,749	1,579
Consumer loans	2,222	2,243	2,136	2,232	2,145
Total loans	46,725	45,075	44,893	45,905	44,756

Earning assets	60,148	59,916	58,928	60,033	58,769
Total assets	64,879	64,708	63,706	64,794	63,733

Noninterest-bearing deposits	24,011	23,236	22,076	23,626	21,793
Interest-bearing deposits	29,373	29,534	29,372	29,453	29,302
Total deposits	53,384	52,770	51,448	53,079	51,095

Common shareholders' equity	7,331	7,229	6,979	7,280	6,966
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$417	$411	$415	$828	$831
Net interest margin	2.78%	2.77%	2.83%	2.78%	2.86%
CREDIT QUALITY
Total nonperforming assets (c)	$360	$352	$500

Loans past due 90 days or more and still accruing	7	10	20

Net loan charge-offs	9	12	17	$21	$41

Allowance for loan losses	591	594	613
Allowance for credit losses on lending-related commitments	42	37	36
Total allowance for credit losses	633	631	649

Allowance for loan losses as a percentage of total loans	1.23%	1.28%	1.35%
Net loan charge-offs as a percentage of average total loans (d)	0.08	0.10	0.15	0.09%	0.18%
Nonperforming assets as a percentage of total loans and foreclosed property (c)	0.75	0.76	1.10
Allowance for loan losses as a percentage of total nonperforming loans	170	176	130

(a)	See Reconciliation of Non-GAAP Financial Measures.

(b)	June 30, 2014 ratios are estimated.

(c)	Excludes loans acquired with credit-impairment.

(d)	Lending-related commitment charge-offs were zero in all periods presented.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	June 30,
(in millions, except share data)	2014	2014	2013	2013
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,226	$1,186	$1,140	$1,016

Interest-bearing deposits with banks	2,668	4,434	5,311	2,909
Other short-term investments	109	105	112	119

Investment securities available-for-sale	9,534	9,487	9,307	9,631

Commercial loans	30,986	29,774	28,815	29,186
Real estate construction loans	1,939	1,847	1,762	1,479
Commercial mortgage loans	8,747	8,801	8,787	9,007
Lease financing	822	849	845	843
International loans	1,352	1,250	1,327	1,209
Residential mortgage loans	1,775	1,751	1,697	1,611
Consumer loans	2,261	2,217	2,237	2,124
Total loans	47,882	46,489	45,470	45,459
Less allowance for loan losses	(591)	(594)	(598)	(613)
Net loans	47,291	45,895	44,872	44,846

Premises and equipment	562	583	594	604
Accrued income and other assets	3,935	3,991	3,888	3,819
Total assets	$65,325	$65,681	$65,224	$62,944

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$24,774	$23,955	$23,875	$21,870

Money market and interest-bearing checking deposits	22,555	22,485	22,332	21,677
Savings deposits	1,731	1,742	1,673	1,677
Customer certificates of deposit	4,962	5,099	5,063	5,594
Foreign office time deposits	148	469	349	437
Total interest-bearing deposits	29,396	29,795	29,417	29,385
Total deposits	54,170	53,750	53,292	51,255

Short-term borrowings	176	160	253	131
Accrued expenses and other liabilities	990	954	986	1,049
Medium- and long-term debt	2,620	3,534	3,543	3,601
Total liabilities	57,956	58,398	58,074	56,036

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141	1,141
Capital surplus	2,175	2,182	2,179	2,160
Accumulated other comprehensive loss	(304)	(325)	(391)	(538)
Retained earnings	6,520	6,414	6,318	6,124
Less cost of common stock in treasury - 47,194,492 shares at 6/30/14; 46,492,524 shares at 3/31/14; 45,860,786 shares at 12/31/13 and 42,999,083 shares at 6/30/13	(2,163)	(2,129)	(2,097)	(1,979)
Total shareholders' equity	7,369	7,283	7,150	6,908
Total liabilities and shareholders' equity	$65,325	$65,681	$65,224	$62,944

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$385	$388	$761	$778
Interest on investment securities	53	52	108	105
Interest on short-term investments	3	3	7	6
Total interest income	441	443	876	889
INTEREST EXPENSE
Interest on deposits	11	15	22	30
Interest on medium- and long-term debt	14	14	28	29
Total interest expense	25	29	50	59
Net interest income	416	414	826	830
Provision for credit losses	11	13	20	29
Net interest income after provision for credit losses	405	401	806	801
NONINTEREST INCOME
Service charges on deposit accounts	54	53	108	108
Fiduciary income	45	44	89	87
Commercial lending fees	23	22	43	43
Card fees	19	18	38	35
Letter of credit fees	15	16	29	32
Bank-owned life insurance	11	10	20	19
Foreign exchange income	12	9	21	18
Brokerage fees	4	4	9	9
Net securities (losses) gains	—	(2)	1	(2)
Other noninterest income	37	48	70	86
Total noninterest income	220	222	428	435
NONINTEREST EXPENSES
Salaries and employee benefits expense	240	245	487	496
Net occupancy expense	39	39	79	78
Equipment expense	15	15	29	30
Outside processing fee expense	30	30	58	58
Software expense	25	22	47	44
Litigation-related expense	3	1	6	4
FDIC insurance expense	8	8	16	17
Advertising expense	5	6	11	12
Other noninterest expenses	39	50	77	93
Total noninterest expenses	404	416	810	832
Income before income taxes	221	207	424	404
Provision for income taxes	70	64	134	127
NET INCOME	151	143	290	277
Less income allocated to participating securities	2	2	4	4
Net income attributable to common shares	$149	$141	$286	$273
Earnings per common share:
Basic	$0.83	$0.77	$1.59	$1.48
Diluted	0.80	0.76	1.54	1.46

Comprehensive income	172	15	377	152

Cash dividends declared on common stock	36	32	71	64
Cash dividends declared per common share	0.20	0.17	0.39	0.34

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Second	First	Fourth	Third	Second	Second Quarter 2014 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	First Quarter 2014		Second Quarter 2013
(in millions, except per share data)	2014	2014	2013	2013	2013	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$385	$376	$397	$381	$388	$9	2%	$(3)	(1)%
Interest on investment securities	53	55	55	54	52	(2)	(2)	1	3
Interest on short-term investments	3	4	4	4	3	(1)	(27)	—	—
Total interest income	441	435	456	439	443	6	2	(2)	—
INTEREST EXPENSE
Interest on deposits	11	11	12	13	15	—	—	(4)	(23)
Interest on medium- and long-term debt	14	14	14	14	14	—	—	—	—
Total interest expense	25	25	26	27	29	—	—	(4)	(16)
Net interest income	416	410	430	412	414	6	2	2	1
Provision for credit losses	11	9	9	8	13	2	26	(2)	(15)
Net interest income after provision for credit losses	405	401	421	404	401	4	1	4	1
NONINTEREST INCOME
Service charges on deposit accounts	54	54	53	53	53	—	—	1	2
Fiduciary income	45	44	43	41	44	1	2	1	4
Commercial lending fees	23	20	28	28	22	3	16	1	3
Card fees	19	19	19	20	18	—	—	1	3
Letter of credit fees	15	14	15	17	16	1	2	(1)	(11)
Bank-owned life insurance	11	9	9	12	10	2	13	1	6
Foreign exchange income	12	9	9	9	9	3	31	3	29
Brokerage fees	4	5	4	4	4	(1)	(10)	—	—
Net securities gains (losses)	—	1	—	1	(2)	(1)	N/M	2	N/M
Other noninterest income	37	33	39	43	48	4	16	(11)	(19)
Total noninterest income	220	208	219	228	222	12	6	(2)	(1)
NONINTEREST EXPENSES
Salaries and benefits expense	240	247	258	255	245	(7)	(3)	(5)	(2)
Net occupancy expense	39	40	41	41	39	(1)	(3)	—	—
Equipment expense	15	14	15	15	15	1	3	—	—
Outside processing fee expense	30	28	30	31	30	2	6	—	—
Software expense	25	22	24	22	22	3	11	3	12
Litigation-related expense	3	3	52	(4)	1	—	—	2	N/M
FDIC insurance expense	8	8	7	9	8	—	—	—	—
Advertising expense	5	6	3	6	6	(1)	—	(1)	(9)
Other noninterest expenses	39	38	43	42	50	1	5	(11)	(20)
Total noninterest expenses	404	406	473	417	416	(2)	—	(12)	(3)
Income before income taxes	221	203	167	215	207	18	9	14	7
Provision for income taxes	70	64	50	68	64	6	10	6	10
NET INCOME	151	139	117	147	143	12	9	8	5
Less income allocated to participating securities	2	2	2	2	2	—	—	—	—
Net income attributable to common shares	$149	$137	$115	$145	$141	$12	9%	$8	6%
Earnings per common share:
Basic	$0.83	$0.76	$0.64	$0.80	$0.77	$0.07	9%	$0.06	8%
Diluted	0.80	0.73	0.62	0.78	0.76	0.07	10	0.04	5

Comprehensive income	172	205	267	144	15	(33)	(16)	157	N/M

Cash dividends declared on common stock	36	35	31	31	32	1	5	4	15
Cash dividends declared per common share	0.20	0.19	0.17	0.17	0.17	0.01	5	0.03	18
N/M - Not Meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2014		2013
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$594	$598	$604	$613	$617

Loan charge-offs:
Commercial	19	19	31	20	19
Real estate construction	—	—	—	1	2
Commercial mortgage	5	8	5	9	9
Residential mortgage	—	—	1	1	1
Consumer	4	3	4	8	4
Total loan charge-offs	28	30	41	39	35

Recoveries on loans previously charged-off:
Commercial	11	11	17	8	11
Real estate construction	1	—	3	2	1
Commercial mortgage	3	3	5	7	3
Lease financing	—	2	—	1	—
Residential mortgage	3	—	1	1	1
Consumer	1	2	2	1	2
Total recoveries	19	18	28	20	18
Net loan charge-offs	9	12	13	19	17
Provision for loan losses	6	8	7	10	13
Balance at end of period	$591	$594	$598	$604	$613

Allowance for loan losses as a percentage of total loans	1.23%	1.28%	1.32%	1.37%	1.35%

Net loan charge-offs as a percentage of average total loans	0.08	0.10	0.12	0.18	0.15

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2014		2013
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$37	$36	$34	$36	$36
Add: Provision for credit losses on lending-related commitments	5	1	2	(2)	—
Balance at end of period	$42	$37	$36	$34	$36

Unfunded lending-related commitments sold	$—	$—	$1	$2	$1

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2014		2013
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$72	$54	$81	$107	$102
Real estate construction	19	19	21	25	28
Commercial mortgage	156	162	156	206	226
International	—	—	4	—	—
Total nonaccrual business loans	247	235	262	338	356
Retail loans:
Residential mortgage	45	48	53	63	62
Consumer:
Home equity	32	32	33	34	28
Other consumer	2	2	2	2	3
Total consumer	34	34	35	36	31
Total nonaccrual retail loans	79	82	88	99	93
Total nonaccrual loans	326	317	350	437	449
Reduced-rate loans	21	21	24	22	22
Total nonperforming loans (a)	347	338	374	459	471
Foreclosed property	13	14	9	19	29
Total nonperforming assets (a)	$360	$352	$383	$478	$500

Nonperforming loans as a percentage of total loans	0.73%	0.73%	0.82%	1.04%	1.04%
Nonperforming assets as a percentage of total loans and foreclosed property	0.75	0.76	0.84	1.08	1.10
Allowance for loan losses as a percentage of total nonperforming loans	170	176	160	131	130
Loans past due 90 days or more and still accruing	$7	$10	$16	$25	$20

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$317	$350	$437	$449	$494
Loans transferred to nonaccrual (b)	53	19	23	50	37
Nonaccrual business loan gross charge-offs (c)	(24)	(27)	(33)	(25)	(25)
Nonaccrual business loans sold (d)	(6)	(3)	(14)	(17)	(9)
Payments/Other (e)	(14)	(22)	(63)	(20)	(48)
Nonaccrual loans at end of period	$326	$317	$350	$437	$449
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$24	$27	$33	$25	$25
Performing criticized loans	—	—	3	5	5
Consumer and residential mortgage loans	4	3	5	9	5
Total gross loan charge-offs	$28	$30	$41	$39	$35
(d) Analysis of loans sold:
Nonaccrual business loans	$6	$3	$14	$17	$9
Performing criticized loans	8	6	22	31	40
Total criticized loans sold	$14	$9	$36	$48	$49
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Six Months Ended
	June 30, 2014			June 30, 2013
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$29,130	$453	3.13%	$28,225	$462	3.30%
Real estate construction loans	1,871	32	3.42	1,384	28	4.10
Commercial mortgage loans	8,759	170	3.92	9,295	183	3.97
Lease financing	849	16	3.66	856	14	3.23
International loans	1,315	24	3.66	1,272	23	3.72
Residential mortgage loans	1,749	33	3.84	1,579	33	4.21
Consumer loans	2,232	35	3.19	2,145	36	3.33
Total loans (a)	45,905	763	3.35	44,756	779	3.51

Mortgage-backed securities available-for-sale	8,954	107	2.39	9,532	104	2.18
Other investment securities available-for-sale	369	1	0.44	374	1	0.55
Total investment securities available-for-sale	9,323	108	2.31	9,906	105	2.16

Interest-bearing deposits with banks (b)	4,695	7	0.26	3,990	5	0.26
Other short-term investments	110	—	0.63	117	1	1.67
Total earning assets	60,033	878	2.94	58,769	890	3.06

Cash and due from banks	917			975
Allowance for loan losses	(602)			(629)
Accrued income and other assets	4,446			4,618
Total assets	$64,794			$63,733

Money market and interest-bearing checking deposits	$22,279	12	0.11	$21,442	15	0.14
Savings deposits	1,721	—	0.03	1,640	—	0.03
Customer certificates of deposit	5,075	9	0.36	5,715	13	0.45
Foreign office time deposits	378	1	0.52	505	2	0.57
Total interest-bearing deposits	29,453	22	0.15	29,302	30	0.20

Short-term borrowings	198	—	0.03	158	—	0.09
Medium- and long-term debt	3,270	28	1.64	4,374	29	1.37
Total interest-bearing sources	32,921	50	0.30	33,834	59	0.35

Noninterest-bearing deposits	23,626			21,793
Accrued expenses and other liabilities	967			1,140
Total shareholders' equity	7,280			6,966
Total liabilities and shareholders' equity	$64,794			$63,733

Net interest income/rate spread (FTE)		$828	2.64		$831	2.71

FTE adjustment		$2			$1

Impact of net noninterest-bearing sources of funds			0.14			0.15
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			2.78%			2.86%
(a) Accretion of the purchase discount on the acquired loan portfolio of $22 million and $18 million in the six months ended June 30, 2014 and 2013, respectively, increased the net interest margin by 7 basis points and 6 basis points in each respective period.
(b) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 20 basis points and 18 basis points in the six months ended June 30, 2014 and 2013, respectively.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$29,890	$231	3.10%	$28,362	$221	3.17%	$28,393	$233	3.29%
Real estate construction loans	1,913	16	3.44	1,827	15	3.40	1,453	15	4.04
Commercial mortgage loans	8,749	85	3.88	8,770	86	3.97	9,192	88	3.86
Lease financing	850	7	3.26	848	9	4.07	855	7	3.22
International loans	1,328	12	3.64	1,301	12	3.68	1,262	12	3.81
Residential mortgage loans	1,773	17	3.82	1,724	17	3.86	1,602	16	4.04
Consumer loans	2,222	18	3.22	2,243	17	3.16	2,136	18	3.30
Total loans (a)	46,725	386	3.31	45,075	377	3.39	44,893	389	3.47

Mortgage-backed securities available-for-sale	8,996	53	2.35	8,911	55	2.42	9,415	51	2.22
Other investment securities available-for-sale	368	—	0.46	371	—	0.43	378	1	0.52
Total investment securities available-for-sale	9,364	53	2.28	9,282	55	2.34	9,793	52	2.15

Interest-bearing deposits with banks (b)	3,949	3	0.25	5,448	4	0.26	4,125	3	0.26
Other short-term investments	110	—	0.61	111	—	0.66	117	—	1.05
Total earning assets	60,148	442	2.95	59,916	436	2.94	58,928	444	3.02

Cash and due from banks	921			913			972
Allowance for loan losses	(602)			(603)			(625)
Accrued income and other assets	4,412			4,482			4,431
Total assets	$64,879			$64,708			$63,706

Money market and interest-bearing checking deposits	$22,296	6	0.10	$22,261	6	0.11	$21,544	8	0.13
Savings deposits	1,742	—	0.03	1,700	—	0.03	1,658	—	0.03
Customer certificates of deposit	5,041	5	0.36	5,109	5	0.36	5,685	6	0.43
Foreign office time deposits	294	—	0.68	464	—	0.42	485	1	0.60
Total interest-bearing deposits	29,373	11	0.15	29,534	11	0.15	29,372	15	0.19

Short-term borrowings	210	—	0.03	185	—	0.03	193	—	0.07
Medium- and long-term debt	2,999	14	1.77	3,545	14	1.53	4,044	14	1.43
Total interest-bearing sources	32,582	25	0.30	33,264	25	0.30	33,609	29	0.34

Noninterest-bearing deposits	24,011			23,236			22,076
Accrued expenses and other liabilities	955			979			1,042
Total shareholders' equity	7,331			7,229			6,979
Total liabilities and shareholders' equity	$64,879			$64,708			$63,706

Net interest income/rate spread (FTE)		$417	2.65		$411	2.64		$415	2.68

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.13			0.13			0.15
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			2.78%			2.77%			2.83%
(a) Accretion of the purchase discount on the acquired loan portfolio of $10 million, $12 million and $7 million in the second and first quarters of 2014 and the second quarter of 2013, respectively, increased the net interest margin by 7 basis points, 8 basis points and 5 basis points in each respective period.
(b) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 17 basis points, 24 basis points and 18 basis points in the second and first quarters of 2014 and the second quarter of 2013, respectively.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions, except per share data)	2014	2014	2013	2013	2013

Commercial loans:
Floor plan	$3,576	$3,437	$3,504	$2,869	$3,241
Other	27,410	26,337	25,311	25,028	25,945
Total commercial loans	30,986	29,774	28,815	27,897	29,186
Real estate construction loans	1,939	1,847	1,762	1,552	1,479
Commercial mortgage loans	8,747	8,801	8,787	8,785	9,007
Lease financing	822	849	845	829	843
International loans	1,352	1,250	1,327	1,286	1,209
Residential mortgage loans	1,775	1,751	1,697	1,650	1,611
Consumer loans:
Home equity	1,574	1,533	1,517	1,501	1,474
Other consumer	687	684	720	651	650
Total consumer loans	2,261	2,217	2,237	2,152	2,124
Total loans	$47,882	$46,489	$45,470	$44,151	$45,459

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	14	15	16	17	18
Loan servicing rights	1	1	1	1	2

Tier 1 common capital ratio (a) (b)	10.49%	10.58%	10.64%	10.72%	10.43%
Tier 1 risk-based capital ratio (a)	10.49	10.58	10.64	10.72	10.43
Total risk-based capital ratio (a)	12.50	13.00	13.10	13.42	13.29
Leverage ratio (a)	10.93	10.85	10.77	10.88	10.81
Tangible common equity ratio (b)	10.39	10.20	10.07	9.87	10.04

Common shareholders' equity per share of common stock	$40.72	$40.09	$39.22	$37.93	$37.31
Tangible common equity per share of common stock (b)	37.12	36.50	35.64	34.37	33.77
Market value per share for the quarter:
High	52.60	53.50	48.69	43.49	40.44
Low	45.34	43.96	38.64	38.56	33.55
Close	50.16	51.80	47.54	39.31	39.83

Quarterly ratios:
Return on average common shareholders' equity	8.27%	7.68%	6.66%	8.50%	8.23%
Return on average assets	0.93	0.86	0.72	0.92	0.90
Efficiency ratio (c)	63.35	65.79	72.81	65.18	65.03

Number of banking centers	481	483	483	484	484

Number of employees - full time equivalent	8,901	8,907	8,948	8,918	8,929
(a) June 30, 2014 ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	June 30,	December 31,	June 30,
(in millions, except share data)	2014	2013	2013

ASSETS
Cash and due from subsidiary bank	$5	$31	$3
Short-term investments with subsidiary bank	796	482	473
Other short-term investments	96	96	92
Investment in subsidiaries, principally banks	7,369	7,171	6,976
Premises and equipment	2	4	4
Other assets	219	139	137
Total assets	$8,487	$7,923	$7,685

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$960	$617	$622
Other liabilities	158	156	155
Total liabilities	1,118	773	777

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,175	2,179	2,160
Accumulated other comprehensive loss	(304)	(391)	(538)
Retained earnings	6,520	6,318	6,124
Less cost of common stock in treasury - 47,194,492 shares at 6/30/14; 45,860,786 shares at 12/31/13 and 42,999,083 shares at 6/30/13	(2,163)	(2,097)	(1,979)
Total shareholders' equity	7,369	7,150	6,908
Total liabilities and shareholders' equity	$8,487	$7,923	$7,685

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2012	188.3	$1,141	$2,162	$(413)	$5,928	$(1,879)	$6,939
Net income	—	—	—	—	277	—	277
Other comprehensive loss, net of tax	—	—	—	(125)	—	—	(125)
Cash dividends declared on common stock ($0.34 per share)	—	—	—	—	(64)	—	(64)
Purchase of common stock	(4.1)	—	—	—	—	(146)	(146)
Net issuance of common stock under employee stock plans	1.0	—	(19)	—	(17)	45	9
Share-based compensation	—	—	18	—	—	—	18
Other	—	—	(1)	—	—	1	—
BALANCE AT JUNE 30, 2013	185.2	$1,141	$2,160	$(538)	$6,124	$(1,979)	$6,908

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	290	—	290
Other comprehensive income, net of tax	—	—	—	87	—	—	87
Cash dividends declared on common stock ($0.39 per share)	—	—	—	—	(71)	—	(71)
Purchase of common stock	(3.0)	—	—	—	—	(141)	(141)
Net issuance of common stock under employee stock plans	1.6	—	(25)	—	(17)	74	32
Share-based compensation	—	—	22	—	—	—	22
Other	—	—	(1)	—	—	1	—
BALANCE AT JUNE 30, 2014	180.9	$1,141	$2,175	$(304)	$6,520	$(2,163)	$7,369

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended June 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$376	$149	$46	$(160)	$6	$417
Provision for credit losses	32	(4)	(9)	—	(8)	11
Noninterest income	95	41	67	15	2	220
Noninterest expenses	143	171	79	2	9	404
Provision (benefit) for income taxes (FTE)	101	8	15	(56)	3	71
Net income (loss)	$195	$15	$28	$(91)	$4	$151
Net credit-related charge-offs (recoveries)	$7	$4	$(2)	$—	$—	$9

Selected average balances:
Assets	$37,467	$6,051	$4,996	$11,056	$5,309	$64,879
Loans	36,529	5,385	4,811	—	—	46,725
Deposits	27,382	21,648	3,827	258	269	53,384

Statistical data:
Return on average assets (a)	2.09%	0.27%	2.24%	N/M	N/M	0.93%
Efficiency ratio (b)	30.43	89.99	69.66	N/M	N/M	63.35

	Business	Retail	Wealth
Three Months Ended March 31, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$371	$146	$46	$(158)	$6	$411
Provision for credit losses	16	2	(8)	—	(1)	9
Noninterest income	87	41	64	14	2	208
Noninterest expenses	146	171	78	3	8	406
Provision (benefit) for income taxes (FTE)	98	5	14	(55)	3	65
Net income (loss)	$198	$9	$26	$(92)	$(2)	$139
Net credit-related charge-offs	$11	$4	$(3)	$—	$—	$12

Selected average balances:
Assets	$35,896	$6,052	$4,939	$11,129	$6,692	$64,708
Loans	34,927	5,381	4,767	—	—	45,075
Deposits	27,023	21,361	3,816	353	217	52,770

Statistical data:
Return on average assets (a)	2.20%	0.16%	2.15%	N/M	N/M	0.86%
Efficiency ratio (b)	31.96	91.44	71.31	N/M	N/M	65.79

	Business	Retail	Wealth
Three Months Ended June 30, 2013	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$372	$154	$46	$(165)	8	$415
Provision for credit losses	10	5	(3)	—	1	13
Noninterest income	94	46	65	15	2	222
Noninterest expenses	147	178	77	3	11	416
Provision (benefit) for income taxes (FTE)	102	6	13	(55)	(1)	65
Net income (loss)	$207	$11	$24	$(98)	$(1)	$143
Net credit-related charge-offs	$11	$4	$2	$—	$—	$17

Selected average balances:
Assets	$36,014	$5,962	$4,828	$11,514	$5,388	$63,706
Loans	34,955	5,271	4,667	—	—	44,893
Deposits	25,987	21,241	3,701	283	236	51,448

Statistical data:
Return on average assets (a)	2.30%	0.20%	2.00%	N/M	N/M	0.90%
Efficiency ratio (b)	31.48	87.98	69.86	N/M	N/M	65.03
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended June 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$182	$176	$137	$76	$(154)	$417
Provision for credit losses	(9)	14	22	(8)	(8)	11
Noninterest income	94	39	31	39	17	220
Noninterest expenses	159	101	89	44	11	404
Provision (benefit) for income taxes (FTE)	46	37	21	20	(53)	71
Net income (loss)	$80	$63	$36	$59	$(87)	$151
Net credit-related charge-offs (recoveries)	$10	$5	$2	$(8)	$—	$9

Selected average balances:
Assets	$13,851	$15,721	$11,661	$7,281	$16,365	$64,879
Loans	13,482	15,439	10,966	6,838	—	46,725
Deposits	20,694	15,370	10,724	6,069	527	53,384

Statistical data:
Return on average assets (a)	1.48%	1.54%	1.23%	3.23%	NM	0.93%
Efficiency ratio (b)	57.70	46.78	52.61	38.94	NM	63.35

				Other	Finance
Three Months Ended March 31, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$183	$172	$136	$72	$(152)	$411
Provision for credit losses	3	11	6	(10)	(1)	9
Noninterest income	87	34	31	40	16	208
Noninterest expenses	161	96	90	48	11	406
Provision (benefit) for income taxes (FTE)	38	36	25	18	(52)	65
Net income (loss)	$68	$63	$46	$56	$(94)	$139
Net credit-related charge-offs (recoveries)	$—	$10	$6	$(4)	$—	$12

Selected average balances:
Assets	$13,819	$15,133	$11,070	$6,865	$17,821	$64,708
Loans	13,473	14,824	10,364	6,414	—	45,075
Deposits	20,642	14,782	10,875	5,901	570	52,770

Statistical data:
Return on average assets (a)	1.26%	1.59%	1.50%	3.28%	N/M	0.86%
Efficiency ratio (b)	59.71	46.72	53.83	43.39	N/M	65.79

				Other	Finance
Three Months Ended June 30, 2013	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$187	$173	$131	$81	$(157)	$415
Provision for credit losses	(4)	7	6	3	1	13
Noninterest income	88	36	34	47	17	222
Noninterest expenses	161	100	89	52	14	416
Provision (benefit) for income taxes (FTE)	41	37	24	19	(56)	65
Net income (loss)	$77	$65	$46	$54	$(99)	$143
Net credit-related charge-offs	$4	$12	$(3)	$4	$—	$17

Selected average balances:
Assets	$14,022	$14,155	$10,886	$7,741	$16,902	$63,706
Loans	13,598	13,912	10,179	7,204	—	44,893
Deposits	20,159	14,671	10,187	5,912	519	51,448

Statistical data:
Return on average assets (a)	1.47%	1.65%	1.62%	2.79%	N/M	0.90%
Efficiency ratio (b)	58.17	47.73	53.39	41.16	N/M	65.03
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollar amounts in millions)	2014	2014	2013	2013	2013

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a) (b)	$7,027	$6,962	$6,895	$6,862	$6,800

Risk-weighted assets (a) (b)	67,009	65,788	64,825	64,027	65,220

Tier 1 and Tier 1 common risk-based capital ratio (b)	10.49%	10.58%	10.64%	10.72%	10.43%

Basel III Common Equity Tier 1 Capital Ratio:
Tier 1 common capital (b)	$7,027	$6,962	$6,895	$6,862	$6,800
Basel III adjustments (c)	(2)	(2)	(6)	(4)	—
Basel III common equity Tier 1 capital (c)	7,025	6,960	6,889	6,858	6,800

Risk-weighted assets (a) (b)	$67,009	$65,788	$64,825	$64,027	$65,220
Basel III adjustments (c)	1,599	1,590	1,754	1,726	2,091
Basel III risk-weighted assets (c)	$68,608	$67,378	$66,579	$65,753	$67,311

Tier 1 common capital ratio (b)	10.5%	10.6%	10.6%	10.7%	10.4%
Basel III common equity Tier 1 capital ratio (c)	10.2	10.3	10.3	10.4	10.1

Tangible Common Equity Ratio:
Common shareholders' equity	$7,369	$7,283	$7,150	$6,966	$6,908
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	16	17	18	20
Tangible common equity	$6,719	$6,632	$6,498	$6,313	$6,253

Total assets	$65,325	$65,681	$65,224	$64,667	$62,944
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	16	17	18	20
Tangible assets	$64,675	$65,030	$64,572	$64,014	$62,289

Common equity ratio	11.28%	11.09%	10.97%	10.78%	10.98%
Tangible common equity ratio	10.39	10.20	10.07	9.87	10.04

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,369	$7,283	$7,150	$6,966	$6,908
Tangible common equity	6,719	6,632	6,498	6,313	6,253

Shares of common stock outstanding (in millions)	181	182	182	184	185

Common shareholders' equity per share of common stock	$40.72	$40.09	$39.22	$37.93	$37.31
Tangible common equity per share of common stock	37.12	36.50	35.64	34.37	33.77
(a) Tier 1 capital and risk-weighted assets as defined by regulation.
(b) June 30, 2014 Tier 1 capital and risk-weighted assets are estimated.
(c) Estimated ratios based on the standardized approach in the final rule for the U.S. adoption of the Basel III regulatory capital framework, as fully phased-in, and excluding most elements of AOCI.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations. The Basel III common equity Tier 1 capital ratio further adjusts Tier 1 common capital and risk-weighted assets to account for the final rule approved by U.S. banking regulators in July 2013 for the U.S. adoption of the Basel III regulatory capital framework, as fully phased-in. The final Basel III capital rules are effective January 1, 2015 for banking organizations subject to the standardized approach. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.